Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A of CalTier, Inc. (f.k.a. CalTier Realty, LLC), a Delaware C-Corporation, of our report dated June 30, 2023 on our audits of the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and changes in stockholders’/members’equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	San Diego, LLP
December 12, 2023